Exhibit 3.41

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “[Company]”, FILED IN THIS OFFICE ON THE __________ DAY OF ________, A.D. ____, AT ____ O’CLOCK ____

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION:

DATE:

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered _____________ FILED ________________ _____________________ FILE
DELAWARE
CERTIFICATE OF FORMATION

OF

[Company]

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

1.	NAME

The name of the limited liability company is [Company] (the “LLC”).

2.	REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the LLC’s registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of [Company] this ___ day of _____, _____.

By:	/s/ Carolyn Silva-Quagliato
Carolyn Silva-Quagliato
Authorized Person